Exhibit 99.1

Media: Michael Wassmer | 901 597 1706 |  michael.wassmer@servicemaster.com

Investor Relations: Brian Turcotte | 901 597 3282 | brian.turcotte@servicemaster.com

ServiceMaster Provides Update on Spin-off of American Home Shield, Announces Interim President of AHS

MEMPHIS, Tenn. (March 26, 2018) —  ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today provided the following update in connection with its previously announced spin-off of American Home Shield (AHS).

The spin-off continues to be on track to be completed in the third quarter of 2018. In connection with the spin-off, ServiceMaster previously initiated a search for a dynamic chief executive officer to continue to drive the strong performance of American Home Shield, while also helping it pursue distinct strategies and growth opportunities available to it as a separate public company following the spin-off.

Following the commencement of this search, Tim Haynes, president of American Home Shield, has decided to leave ServiceMaster to pursue other interests.

Steve Hochhauser will serve as interim president of American Home Shield to provide a smooth transition until the hiring of a permanent chief executive officer for the company.

“We are grateful for Tim’s contributions to ServiceMaster during his time with us and very pleased to have Steve join us to provide interim leadership to American Home Shield as we continue to prepare for a successful separation from ServiceMaster,” said ServiceMaster chief executive officer Nik Varty. “Steve’s extensive leadership experience with a number of large organizations and outstanding management skills makes him well-suited to guide AHS through this exciting period.”

Steve has held a variety of leadership positions, including chairman and chief executive officer of Johns Manville and executive positions at Ingersoll Rand, Honeywell and United Technologies.  Steve has served on a number of private company boards of directors, and currently serves as the chairman of the board of a private chemicals company.

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ServiceMaster Global Holdings, Inc. (NYSE: SERV) is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). We serve residential and commercial customers through an employee base of approximately 13,000 company employees and a franchise network that independently employs an estimated 33,000 additional people. The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster. ServiceMaster is the Official Home Services Provider of Minor League BaseballTM.